Exhibit 99.(h)(7)(iv)

GOLDMAN SACHS TRUST

RULE 12d1-4
FUND OF FUNDS INVESTMENT AGREEMENT

THIS FUND OF FUNDS INVESTMENT AGREEMENT (the “Agreement”), dated as of March 1, 2022, is made by and between:

(a)	each registered open-end investment company advised by Goldman Sachs Asset Management, L.P. (“GSAM”) listed on Schedule A of this Agreement (the “Eligible Acquired Funds List”), as such Eligible Acquired Funds List may be amended, from time to time, by GSAM in its sole discretion (each, an “Acquired Fund”), severally and not jointly; and

(b)	each portfolio series of each registered investment company identified on Schedule B of this Agreement, or if the relevant investment company has no portfolio series, then the relevant investment company (each, an “Acquiring Fund” and, together with the Acquired Funds, the “Registrants” and each a “Registrant”), severally and not jointly.

WHEREAS, each Registrant is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies; and Section 12(d)(1)(B) limits the extent to which a registered open-end investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule; and

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule.

1.	Terms of Investment.

(a)	In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)	In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended and/or supplemented from time to time, the Acquired Fund may honor any redemption request (including any redemption request from an Authorized Participant acting as an intermediary to execute the Acquiring Fund’s transaction, if applicable) partially or wholly in kind in the sole discretion of the Acquired Fund (which discretion of the Acquired Fund shall include the selection of portfolio securities to distribute in kind).

(ii)	Timing/advance notice.

(A)  For Acquired Funds that are Mutual Funds: The Acquiring Fund will use reasonable efforts to spread large redemption requests (greater than 3% of the relevant Acquired Fund’s total outstanding voting securities) equally over multiple days or to provide reasonable advance notification of such large redemption requests to the relevant Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to redeem and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any.

(B)  For Acquired Funds that are Exchange Traded Funds: Only upon the request of the relevant Acquired Fund, the Acquiring Fund will use reasonable efforts to spread orders given to an Authorized Participant that reasonably are expected to result in that Authorized Participant redeeming shares from the Acquired Fund (greater than 3% of the relevant Acquired Fund’s total outstanding voting securities) equally over multiple days or to provide reasonable advance notification of such large orders to the relevant Acquired Fund whenever practicable and only if consistent with the Acquiring Fund’s and its shareholders’ best interests. The Acquired Fund acknowledges and agrees that any notification provided pursuant to the foregoing is not a commitment to sell the Acquired Fund shares and constitutes an estimate that may differ materially from the amount, timing and manner in which a redemption request is submitted, if any. For the avoidance of doubt, the Acquiring Fund and Acquired Fund each acknowledge and agree that this voluntary notification provision does not apply to trades placed by the Acquiring Fund in secondary markets.

(iii) Scale of investment. Upon a reasonable request by an Acquired Fund, the relevant Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund, the scale of its contemplated investments in the Acquired Fund and current level of investments in the Acquired Fund.

(iv) Additional notice.

(A)  Notwithstanding anything herein to the contrary, any Acquiring Fund that has an “affiliated person” (as defined in the 1940 Act) that is: (1) a broker-dealer, (2) a broker-dealer or bank that borrows securities as part of a securities lending program, or (3) a futures commission merchant or swap dealer, will: (A) not make an investment in an Acquired Fund that causes such Acquiring Fund to hold 5% or more of such Acquired Fund’s total outstanding voting securities without prior approval from the Acquired Fund, and (B) notify an Acquired Fund promptly if the Acquiring Fund holds 5% or more of such Acquired Fund’s total outstanding voting securities and has not previously provided notice of such position and affiliation to the Acquired Fund under this Section 1(a)(iv)(A).

(B)  Prior to making an investment in an Acquired Fund in reliance on the Rule, that, if effected, will cause an Acquiring Fund’s investment in such Acquired Fund to exceed the limits in Section 12(d)(1)(A)(i) of the 1940 Act, the Acquiring Fund shall provide sufficient advance notice to the Acquired Fund to allow the Acquired Fund’s investment adviser a reasonable period of time to make the findings required under Rule 12d1-4(b)(2)(i)(B).

(b)	In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund and its investment adviser with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule. Such fee and expense information shall be limited to that which is made publicly available by the Acquired Fund.

2.	Representations of the Acquired Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) in reliance on the Rule, the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to materially comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)	An Acquired Fund shall provide an Acquiring Fund with information regarding the Acquired Fund upon the Acquiring Fund’s reasonable request.

3.	Representations of the Acquiring Funds.

(a)	In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) in reliance on the Rule, the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds, including, without limitation, the requirement that: (1) the Acquiring Fund and its advisory group (as defined in the Rule) not control (as defined in the 1940 Act), individually or in the aggregate, an Acquired Fund and (2) if the Acquiring Fund and its advisory group, in the aggregate, holds more than 25% of the outstanding voting securities of an Acquired Fund, each of those holders vote its shares of the Acquired Fund in the same proportion as the vote of all other holders of such shares (in each case, except as otherwise provided in the Rule); and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to materially comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

(b)            An Acquiring Fund shall provide an Acquired Fund and GSAM with information regarding the amount of such Acquiring Fund’s investments in the Acquired Fund, and information regarding affiliates of the Acquiring Fund, upon the Acquired Fund’s reasonable request.

(c)	Each Acquiring Fund acknowledges that it may only rely on this Agreement to invest in an Acquired Fund that is listed on the Eligible Acquired Funds List. Each Acquiring Fund acknowledges that the Eligible Acquired Funds List is available as described in Schedule A hereto, and further acknowledges that it is an Acquiring Fund’s obligation to review the Eligible Acquired

Funds List on an ongoing basis for any changes that may occur from time to time before making an investment in reliance on this Agreement or on Rule 12d1-4.

4.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Robin Yonis, General Counsel

c/o Pacific Select Fund

700 Newport Center Drive

Newport Beach, CA 92660

Email: ContractNotifications@PacificLife.com

With a copy to:

Audrey Cheng

Attn: Legal Dept.

700 Newport Center Drive

Newport Beach, CA 92660

Email: ContractNotifications@PacificLife.com

Caroline Kraus, Secretary
Goldman Sachs Funds
200 West Street, 15th Floor
New York, NY 10282
Email: caroline.kraus@gs.com

With a copy to:
Goldman Sachs Asset Management, L.P.
Attn: Legal Department
200 West Street, 15th Floor
New York, NY 10282
Email: gs-section-12d1-
notices@ny.email.gs.com

5.	Term and Termination; Assignment; Amendment; Confidentiality.

(a)	This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to Section 5(b).

(b)	This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Funds may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)	This Agreement may not be assigned by either party without the prior written consent of the other.

(d)	This Agreement may be amended only by a writing that is signed by each affected party. For the avoidance of doubt, any updates, supplements or amendments to the Eligible Acquired Funds List shall not constitute an amendment of this Agreement for purposes of this Section 5(d).

(e)	Each party shall treat all non-public information about another party to this Agreement that is labeled as confidential as confidential, proprietary information of such other party (“Confidential Information”). Such Confidential Information includes but is not limited to information about business operations, non-public portfolio holdings, business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Each party shall use Confidential Information only in furtherance of the purposes of this Agreement, limit access to the

Confidential Information within its organization to those employees who reasonably require access to such Confidential Information and shall not disclose such Confidential Information to any third parties except as otherwise expressly provided for in this Agreement, and otherwise maintain policies and procedures reasonably designed to prevent disclosure of the Confidential Information. Further, the parties are authorized to disclose Confidential Information if required by law or regulatory authorities having jurisdiction. The disclosing party shall, if permitted by applicable law, notify the other party of such disclosure as soon as reasonably practicable.

6.	Miscellaneous.

(a)	Several Liability. In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of Pacific Select Fund. In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund.

(b)	Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which collectively constitute only one Agreement. The signatures of all of the parties need not appear on the same counterpart. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.

(c)	Use of Terms. Unless indicated otherwise, any term used but not defined in this Agreement shall be construed as defined in or interpreted under the Rule.

(d)	Severability. If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(e)	Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations.

(f)	This Agreement shall be construed in accordance with the laws of the State of Delaware without regard to choice of law principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PACIFIC SELECT FUND

By:	/s/ Howard T. Hirakawa
Name:	Howard T. Hirakawa
Title:	Senior Vice President

GOLDMAN SACHS TRUST

By:	/s/ Joseph DiMaria
Name:	Joseph DiMaria
Title:	Treasurer

SCHEDULE A

Eligible Acquired Funds List

GOLDMAN SACHS TRUST

Goldman Sachs ESG Emerging Markets Equity Fund (GEBSX)

SCHEDULE B

List of Acquiring Funds

PACIFIC SELECT FUND

ESG Diversified Portfolio

ESG Diversified Growth Portfolio